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                                                                      Exhibit 12


                           Statement Re: Computation of Ratios

                                           Nine Months
                                              ended
                                          December 31,
                                              1998                           Year Ended March 31,
                                                            1998         1997         1996         1995         1994
                                          --------------------------------------------------------------------------
Pretax earnings from operations               116.9         76.3         83.5         96.2         93.5         66.5
Plans: Interest expense                        55.0         79.4         76.0         68.3         68.6         69.9
          Amortization of debt
          expense and discounts                  .3           .3           .1         --           --             .1
          A portion of rental
          expense (1/3)                        29.2         30.0         28.6         23.0         22.2         28.1
                                          --------------------------------------------------------------------------
 Subtotal (A)                                 201.4        186.0        188.2        187.5        184.3        164.6
                                          --------------------------------------------------------------------------

Divided by:
Fixed charges

   Interest expense                            55.0         79.4         76.0         68.3         68.6         69.9
   A portion of rental expense (1/3)           29.2         30.0         28.6         23.0         22.2         28.1
   Interest capitalized during the
      period                                     .9          2.2          3.4          1.8          1.7           .6
   Amortization of debt expense
     and discounts                              0.3           .3           .1         --           --             .1
                                          --------------------------------------------------------------------------
 Subtotal (B)                                  85.4        111.9        108.1         93.1         92.5         98.7
                                          --------------------------------------------------------------------------


Ratio of earnings to fixed
charges (A)/(B)                                2.36         1.66         1.74         2.01         1.99         1.67
                                          ==========================================================================

         The company believes that one-third of the Company's annual rental expense is a reasonable approximation of the interest factor of such rentals.